Exhibit 19

GENERAL DYNAMICS

INSIDER TRADING COMPLIANCE POLICIES & PROCEDURES

I.    SCOPE

This corporate policy applies to all members of the Board of Directors, officers and employees of General Dynamics Corporation and its subsidiaries (collectively, “General Dynamics” or “GD”).

II.    POLICY

A.Restrictions on Trading. Directors, officers and employees of General Dynamics, and their respective Covered Persons (as defined in Section III.C below), are prohibited from trading in GD securities while aware of material, non-public information. These individuals are also prohibited from trading in the securities of any other publicly-traded company with which General Dynamics has business relationships while aware of material, non-public information about that company.

Examples of transactions that constitute “trading” include:

(1)    Purchasing or selling GD stock on the open market;
(2)    Exercising options for GD stock where any GD stock is sold, including as part of the exercise (e.g., cashless exercises);
(3)    Placing limit orders, including any resulting transactions (Note: Those subject to the blackout period are responsible for cancelling any limit orders before any applicable blackout period begins.);
(4)    Transacting in the GD Stock Fund in any of General Dynamics’ 401(k) plans (other than regular contributions through payroll deductions);
(5)    Making any donation, gift or contribution of GD securities;
(6)    Initiating, modifying or terminating a Rule 10b5-1 trading plan; and
(7)    GD’s transactions of GD stock on the open market, including pursuant to a previously announced plan or program (for purposes of this policy, defined as “Share Repurchases”).

B.Blackout Periods. The announcement of General Dynamics’ quarterly or annual financial results has the potential to have a material effect on the market for GD securities. Therefore, to avoid even the appearance of trading while aware of material, non-public information, this policy prohibits trading in GD securities during quarterly “blackout periods.” The quarterly blackout periods begin on the first day following the accounting close date for each quarter and extend through the first New York Stock Exchange (“NYSE”) trading day following the release of earnings. Trading can resume on the second NYSE trading day following the release of earnings.

Quarterly blackout periods apply to members of the General Dynamics Board of Directors and all executive compensation program participants currently employed by General Dynamics, as well as these individuals’ Covered Persons. In addition, GD may impose a special blackout period on designated individuals who may be privy to material, non-public information.

C.Restrictions on Communication of Confidential Information. Directors, officers and employees of General Dynamics, and their respective Covered Persons, are prohibited from communicating material, non-public information to others who may use it for trading in securities – a practice commonly referred to as “tipping.”

D.Prohibited Transactions. Directors, officers and employees may not at any time (1) trade in derivatives (such as options, warrants, puts, calls or similar instruments) of GD securities, (2) sell GD securities “short,” (3) purchase financial instruments (such as prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of GD securities, or (4) hold GD securities in margin accounts. In addition, directors and officers may not (1) pledge as collateral for a loan GD securities held directly by the director or officer, (2) enter into multi-day limit orders, or (3) permit the automatic reinvestment of distributions/dividends into GD securities.

E.Exceptions to the Policy. The Senior Vice President and General Counsel, in consultation with the Chief Executive Officer, may authorize limited exceptions to this policy, provided that he is apprised in advance of all relevant facts by the person making the trade, and the person making the trade is not aware of any material, non-public information concerning General Dynamics.

III.    DEFINITIONS

A.Material Information. For purposes of this policy, “material information” is defined by the federal securities laws. Decisions of the United States Supreme Court establish that information is “material” under the federal securities laws if there is a substantial likelihood that a reasonable investor would consider the information important in deciding to buy, sell or hold a security, and there is a substantial likelihood that the fact in question would have been viewed by a reasonable investor as having significantly altered the total mix of information made available. Any information that could be expected to affect the market price of a security should be considered material.

    It is important to keep in mind that materiality is determined by all the facts and circumstances. Particular information may be material in certain circumstances, but not in others. Accordingly, it is not possible to provide a categorical or comprehensive list of material information. The Securities and Exchange Commission has provided guidance in the form of categories of information that, depending on the circumstances, might be considered material, such as earnings information or guidance, mergers and acquisitions, changes in dividend policies, or declaration of a stock split, but these categories are only examples and do not represent a comprehensive list of categories of potentially material information. Any questions as to whether particular information might be material should be directed to the Senior Vice President and General Counsel.

B.    Non-Public Information. Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be broadly disseminated to investors generally, such as through an SEC filing, a press release or a company webcast, or be otherwise generally known or available to the public. In addition, the general public must have sufficient time to evaluate the information. As a general rule, information is considered to be non-public until at least two business days after it has been broadly disseminated to investors.

C.    Covered Person. A Covered Person includes an individual’s spouse, minor children and other people living in the individual’s house; anyone to whom the individual provides significant financial support; companies owned or controlled by the individual; partnerships in which the individual is a general partner; trusts of which the individual is a trustee; estates of which the individual is an executor or executrix; and any family member of the individual whose transactions in GD securities, or the securities of another company, are directed by that individual or are subject to that individual’s influence or control.

IV.    PROCEDURES

A.Members of the Board of Directors and officers, and their respective Covered Persons, must complete and submit the “Insider Trading Pre-Clearance Authorization Form” (see form at Appendix A) prior to trading in GD securities. Once notified that a trade is permissible, the director, officer or Covered Person has two business days to execute the authorized transaction.

B.It is unlawful for a corporate insider to trade while aware of material, non-public information, or to communicate that information to others who may trade on it. Penalties for unlawful insider trading (civil or criminal) can be severe, both for the directors and employees involved and for the company itself. Any person who becomes aware of a potential insider trading violation must immediately inform the Senior Vice President and General Counsel.

C.GD’s corporate Treasury Department is responsible for compliance with this policy with respect to Share Repurchases. The Treasury Department, in consultation with the corporate Legal Department, will develop and implement procedures to ensure that Share Repurchases are not conducted while GD is in possession of material, non-public information.

V.APPENDICES

Appendix A – Director and Officer Pre-Clearance Authorization Form

Appendix A
Director and Officer Pre-Clearance Authorization Form

Instructions

•This form must be completed by members of the Board of Directors and officers of General Dynamics Corporation prior to initiating any transaction in General Dynamics securities.
•All transactions must comply with Corporate Policy 03-100 – “Insider Trading Compliance Policies and Procedures.”
•If the individual is a corporate officer, the individual must also consult with the Chief Executive Officer regarding the transaction. This consultation must occur within one week of requesting pre-clearance approval.
•This form will be reviewed with the Senior Vice President and General Counsel or, in his absence, the Senior Vice President and Chief Financial Officer. If the Senior Vice President and General Counsel seeks pre-clearance, this form will be reviewed with the Chief Executive Officer or Chief Financial Officer.
•To receive approval for a transaction, the individual must submit this form (including stock ownership information, if applicable) to the corporate Executive Compensation department.
•If a transaction is approved, the individual has two business days to execute the transaction.
Name:

NUMBER OF SHARES SUBJECT TO TRANSACTION (NOT TO EXCEED): ______________

1.OPTION EXERCISE
☐    Exercise and Hold
Obtain shares of the stock. Because you won't be selling any shares, you will need to pay your Exercise Cost Due with cash available in your Fidelity Account.

☐    Stock Swap
Obtain net shares of the stock, by covering the Exercise Cost Due and Taxes with currently owned GD stock.

☐    Exercise and Sell-to-Cover
Obtain shares of the stock but sell enough shares to cover the Exercise Cost Due and Taxes.

☐    Exercise and Sell (Cashless Exercise)
Obtain cash by selling the shares, paying for the Exercise Cost Due from the sale proceeds.

2.SALE OF STOCK ☐
Including sales of stock out of the GD Stock Fund in any of the 401(k) plans.

3.STOCK DONATION ☐
Including gifts to family members, charitable contributions, etc.

4.PURCHASE OF STOCK ☐

Including purchases of stock in the GD Stock Fund in any of the 401(k) plans (other than ordinary payroll contributions).

5.INITIATION, MODIFICATION OR TERMINATION OF A RULE 10b5-1 TRADING PLAN ☐
I have reviewed the General Dynamics Corporate Policy 03-100 – “Insider Trading Compliance Policies and Procedures” and General Dynamics’ stock ownership policy and understand all of their respective provisions. I hereby certify that the transaction specified above will be in compliance with these policies.
Corporate Officers Only: I have consulted with the Chief Executive Officer within the past week regarding this transaction.

Signature                             Date